Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

Materialise NV

Leuven, Belgium

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 26, 2018, relating to the financial statements of RSPRINT Powered by Materialise NV appearing in Amendment No. 2 to the Annual Report of Materialise NV on Form 20-F for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding RSPRINT Powered by Materialise NV’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Bedrijfsrevisoren Burg. CVBA

On behalf of it,

Bert Kegels

/s/ Bert Kegels

Zaventem, Belgium

June 29, 2018